ACQUISITION AGREEMENT

     AGREEMENT, dated as of December 12, 1996 by and between Am-Pac International, Inc. a Nevada corporation (hereinafter "Am-Pac"), and Am-Pac's wholly owned subsidiary, Leisureshare International Limited, (hereinafter "Limited,") and all of the shareholders (hereinafter "Shareholders") of Leisureshare International PLC, (hereinafter "PLC.")

     RECITALS WHEREAS, the Shareholders own or control in their respective capacities and have the right to sell, transfer and exchange all of the shares of the capital stock of PLC, and

     WHEREAS, Am-Pac, through its wholly owned subsidiary Limited, wishes to acquire all of the issued and outstanding capital stock of PLC in exchange for 2,500,000 shares of Am-Pac common stock, par value $.001 per share (hereinafter referred to as the "Am-Pac Common Stock") and 15,528 shares of Series A Convertible Preferred Stock , (hereinafter called "Preferred Stock" or "Series A Preferred Stock"), and collectively referred to as "Exchanged Am-Pac Stock";

     WHEREAS, the Shareholders wish to exchange their shares of PLC for Am-Pac Common Stock and/or Preferred Stock;

     NOW THEREFORE, in consideration of the premises herein contained, and the mutual covenants hereinafter set forth, the parties hereto have agreed, and by these presents, do hereby contract as follows:

                            I. EXCHANGE OF SECURITIES

     Subject to the terms and conditions hereinafter set forth, at the time of the closing referred to in Article VI hereof (hereinafter the "Closing Date"),


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Limited will  issue and  deliver to the  Shareholders,  collectively,  2,500,000 shares of Am-Pac's Common Stock, and 15,528 shares of Series A Preferred Stock in exchange for which the Shareholders will deliver, to Limited, all of the issued and outstanding Share Capital of PLC. The Preferred Stock shall have no voting rights, except as provided by law; shall have a liquidation preference of $1,000 per share, expiring 36 months from the date of issuance; shall be entitled to a 5% cumulative dividend, (payable at Am-Pac's option in Am-Pac common stock); and shall for a period of three years, be convertible into Am-Pac common stock at the rate of 500 shares of Am-Pac Common stock for each Series A Convertible Preferred Share, at the option of the shareholder. Immediately following the exchange, Limited will own 100% of PLC.

             II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Except as otherwise disclosed in the "Disclosure Letter," attached hereto as Exhibit A, and incorporated herein, the Shareholders represent and warrant to Am-Pac, and Limited, all of which representations and warranties shall be true and complete in all material respects, at the Closing Date, and shall survive the Closing Date for a period of three (3) years except those set forth in subsection 2.07 which shall survive the later of twelve months from the Closing Date, or twelve months from the date the accounts receivable become due and payable, that:

     2.01 Organization. PLC is a corporation duly organized and validly existing and in good standing under the laws of Great Britain and has the corporate power to own its property and carry on its businesses and activities as and where they are now being conducted. Certified copies of the Memorandum and Articles of


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Association of PLC and each  subsidiary of PLC are attached  hereto as Exhibit 1 and constitute true and correct copies of the Memorandum and Articles of Association of each subsidiary and include all amendments thereto to the date hereof.

     2.02 Capital. The authorized share capital of PLC was duly and validly increased to 50,000,000 ordinary shares of 10 pence of which 15,516,600 such shares have been validly authorized and issued.

     2.03 Authority. The Shareholders have the full power and authority to exchange the shares of PLC upon the terms and conditions provided for in this Agreement, and all such shares are duly and validly issued and are free and clear of any and all liens or other encumbrances. The directors and shareholders of PLC have agreed to the terms of this Agreement; and have resolved that execution of this Agreement is in PLC's best interest.

     2.04 Subsidiaries. PLC owns the following subsidiaries: Inversora Tetuan, S.A. ("Tetuan") and Leisureshare International Espanol S.A., ("Liesa") and together shall be referred to as the PLC Group. Each member of the PLC Group is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and each has the corporate power to its property and carry on its businesses and activities as and where it is now being conducted. PLC also owned the following subsidiaries:
International Hospitality Marketing, Inc.; Prestige Properties of Orlando, Inc.; Tillie the Turtle, Inc.; Osccola Business Managers, Inc.; Pool Homes, Inc.; and M.J. Wright Productions, Inc.. However these subsidiaries, and all other assets of PLC, and the corresponding debts, were validly and legally transferred to Arvimex, Inc. ("Arvimex") to pay down Arvimex's shareholder loan account.

     2.05 Financials. The combined financial statements of PLC audited by Spiro Tett & Co., registered auditors in England, at and for the year ended December


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31, 1995,  attached  hereto as Exhibit 2,  are true  and correct  statements  as of the date thereof of the financial condition of PLC and of its assets and liabilities prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth in the Disclosure Letter, from January 1, 1996, and until the Closing Date, no dividends or distributions of capital, surplus, or profits shall be paid or declared by PLC or any subsidiary or member thereof; nor will there be any redemption of its outstanding shares nor has any additional debt or equity securities been issued by PLC or any subsidiary or member thereof.

     2.06 Inventories. The inventories of PLC as shown in Exhibit 2, and as specifically set forth in separate schedules dated as of January 1, 1996 attached hereto as Exhibit 3 are valued at the lower of cost or net realizable value.

     2.07 Accounts

     (a) Receivable. The accounts receivable of PLC, shown in Exhibit 2, and detailed on a separate schedule as of December 31, 1995, specifically set forth in Exhibit 4, are those which have been accrued as of the Closing Date and which shall be valid and collectible pursuant to their terms, and can reasonably be anticipated to be paid within 12 months after the Closing Date or the date when the accounts receivable are due and payable.

     (b) Shareholder Loan accounts. The Shareholders represent and warrant that all PLC shareholder loan accounts, except Arvimex, have been paid in full whether by funds or shares received, or otherwise; and the Shareholders have no claims, whether from monies loaned or otherwise, against PLC, except the Arvimex account as described herein. Furthermore, the Arvimex shareholder account has been paid down by transferring the following assets to Arvimex: (i) shares and


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loan accounts in: International Hospitality Marketing, Inc.; Prestige Properties
of Orlando, Inc.; Tillie the Turtle, Inc.; Osccola Business Managers Inc.; Pool Homes, Inc.; and M.J. Wright Productions, Inc.; and (ii) PLC's equipment. Prior to such transfer, PLC obtained the written opinion of counsel that such transfer of assets and issuance of PLC shares in satisfaction of any shareholder loan account debt shall not be in violation of any law governing PLC or of any law of the jurisdiction governing the properties and/or assets to be transferred. Pursuant to such transfer and by execution hereof, Arvimex's agrees to assume all debts associated with each such asset or company and to pay all taxes associated with this transfer. Arvimex hereby agrees to indemnify and hold harmless PLC, its successors and assigns including but not limited to Am-Pac and Limited from any and all taxes, debts and claims related to this transfer of property. Furthermore the transfer of assets resulted in paying down Arvimex's loan account, and leaving a balance of no more than Lbs.1,507,776. The Shareholders agree to pay any and all taxes, fees, or dues associated with PLC's payment on each of their respective loan accounts, whether the means of repayment was by transfer of assets, or recapitalization, issuance of shares in lieu of debt or any other means, and shall indemnify Am-Pac and Limited from any any all claims related thereto. The Shareholder loan accounts of PLC, shown in
Exhibit 2, and specifically set forth in Exhibit 5, are an approximation of all shareholder loan accounts for the preceding 12 month period and within 3 months from execution hereof, will be amended to reflect a true and accurate reconciliation and accounting of such accounts as of the date of Closing.
However,   in  no  event  shall  Arvimex's  loan  account  balance  exceed  Lbs.
1`,507,776, nor shall any other shareholder be owed anything as of closing date.

        2.08.   Financials  of  Tetuan  and  Liesa.  The  individual   financial


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
statements of Tetuan audited by Coopers and Lybrand, Certified Public Accountants, at January 1, 1996, attached hereto as Exhibits 6 , are true and correct statements as of the date thereof of the financial condition of Tetuan and its respective assets and liabilities prepared in accordance with generally accepted accounting principles consistently applied. The individual financial statements of Liesa prepared but not audited by Costa, Certified Public Accountants, at December 31, 1995, attached hereto as Exhibit 7 , are true and correct statements as of the date thereof of the financial condition of Liesa and its respective assets and liabilities prepared in accordance with generally accepted accounting principles consistently applied.

     2.09. Other transactions. Except as set forth in the Disclosure Letter or as approved by prior written consent of Am-Pac, neither PLC, nor any of its subsidiaries or members have engaged in any transaction other than transactions in the normal course of the operations of their businesses, since January 1, 1996. Additionally, neither PLC nor any subsidiary or member of the PLC Group has sold, assigned, or transferred any patent rights, formulas, trademarks, trade names, copyrights, licenses or other intangible assets since January 1, 1996. PLC and Tetuan and Liesa shall not enter into any agreements, contracts or the like for the sale of any real property, until the Closing, or until this Agreement is terminated according to its terms, unless approved in writing prior thereto, by Am-Pac or Limited.

     2.10 Litigation. Neither PLC nor any subsidiary nor members of the PLC Group is involved in any pending or threatened litigation which would materially affect the consolidated financial condition as shown by the balance sheets of January 1, 1996, shown on Exhibit 2 hereto, or the Tetuan and Liesa financial statements shown in Exhibits 6 and 7, which has not been provided for on such


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balance  sheet,  or  referred to in such  balance  sheet or  footnotes  attached thereto, or disclosed to Am-Pac or Limited in writing.

     2.11 . Title. PLC has and will have at the Closing Date, good and marketable title to all of its respective property and assets shown on Exhibit 2 hereto, free and clear of any and all liens or encumbrances or restrictions, except as shown on Exhibit 2 hereto, and except for taxes and assessments due and payable after the Closing Date and easements or minor restrictions which do not materially affect the present value or use of such real property. Additionally, each member of the PLC Group has and will have at the Closing Date, good and marketable title to all of its property and assets shown on Exhibits 6 and 7 hereto, free and clear of any and all liens or encumbrances or restrictions, except as shown on Exhibit 6 and 7 hereto, and except for taxes and assessments due and payable after the Closing Date and easements or minor restrictions which do not materially affect the present value or use of such real property.

     2.12. Compliance with Securities Laws. In connection with their acquisition of shares of Am-Pac, each of the Shareholders makes the representations and warranties set forth in Article VII, and such are incorporated herein.

     2.13. Taxes. PLC and each member of the PLC Group have filed all federal or similar income tax returns and, in each state or country where qualified or doing business, or incorporated, all state income tax and franchise tax returns which are required to be filed under applicable law. PLC and each member have paid all taxes as shown on the returns as have become due, and have paid all assessments received that have become due. Each shareholder has paid any and all taxes or duties due as a result of payment on its respective shareholder loan account.


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     2.14. Brokers Fees. PLC has not retained or otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this Agreement. No member of the PLC Group has retained or otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this Agreement. Furthermore, neither PLC nor any of its members have done anything to give rise to any valid claims against Am-Pac or Limited for a brokerage commission, finder's fee or similar charge.

     2.15. Subsequent Actions. Between the date hereof and the Closing Date, PLC and its subsidiaries and each member of PLC Group shall conduct its respective business in the same manner in which it has heretofore been conducted and the Shareholders will not permit PLC or any subsidiary or member of PLC to (1) enter into any contract, etc., other than in the ordinary course of business, or (2) declare or make any distribution of any kind to the Shareholders, or PLC without first obtaining the written consent of Am-Pac or Limited.

     2.16.  Shareholders

     (a) Ownership interests. The list of shareholders set forth in Exhibit 8 is a true and correct designation of each and every shareholder of PLC. Exhibit 8 further reflects the number of shares each holds as of the Closing Date, and correctly represents the number of Exchanged Am-Pac Stock which each such shareholder is to receive upon closing.

     (b) Power of Attorney for Closing. Each Shareholder hereby authorizes Malcolm Wright to act as his or her representative and attorney-in-fact to execute any further documents or certificates in accordance with this agreement, including but not limited to any documents required for Closing.


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
            III. REPRESENTATIONS AND WARRANTIES BY AM-PAC AND LIMITED

     Am-Pac and Limited represent and warrant to the Shareholders, all of which representations and warranties shall be true at the Closing Date, and shall survive the closing for a period of three (3) years from the Closing Date as follows:

     3.01 - Organization Am-Pac is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted. Included in the Am-Pac Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation of Am-Pac as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Am-Pac's articles of incorporation or bylaws. Am-Pac has taken all action required by law, its articles of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Am-Pac has full power, authority, and legal right and has taken all action required by law, it articles of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

     3.02 - CapitalizationAm-Pac's authorized capitalization consists of 149,900,000 shares of common stock, and 100,000 shares of Preferred Stock, par value $.001, of which 406,583 common shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

     3.03 - Subsidiaries and Predecessor  Corporation.  Am-Pac is a newly formed


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company  whose  sole  purpose  was to merge with  Captain  Tony's  Pizza,  Inc.,
(Captain Tony's) a New York Company whose shareholders and directors elected to reincorporate in the state of Nevada. Articles of Merger have been, or are concurrently being filed with the appropriate state authorities. Pursuant to the plan of merger, Am-Pac shall succeed to all the assets and liabilities of
Captain Tony's. Additionally, Captain Tony's executed an Acquisition Agreement with the Shareholders of Pacific Foods Limited, a BVI corporation, to acquire all of the shares of that company. Pursuant to that agreement, Am-Pac is obligated to issue 7,000,000 shares of its common stock to the Pacific Foods shareholders; and Michael Martella is granted an option to purchase 100,000 shares of Am-Pac common stock. Am-Pac is negotiating with Martella for an option to purchase another 250,000 shares. Am-Pac is also negotiating the acquisition of two Florida based companies, which, if consummated would require the issuance of approximately $2,690,000 worth of Am-Pac common stock; the number of shares shall be determined by dividing the dollar number by Am-Pac's market price which is defined as the average of the closing bid and ask prices for the 5 consecutive trading days immediately preceding the closing of that exchange.

     3.04 - Financial  Statements.

     (a) Included in the Am-Pac Schedule are the audited balance sheets of its predecessor company Captain Tony's Pizza, Inc. as of June 30, 1996, and the related audited statements of operations, stockholders' equity and changes in financial position for the fiscal year ended June 30, 1996, together with the notes to such statements and the opinion of certified public accountants. Also included is Captain Tony's most recently prepared quarterly report; and the unaudited financial statements as of September 30, 1996.


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     (b) All such  financial  statements  have been prepared in accordance  with generally accepted accounting principles consistently applied throughout the periods involved. The Am-Pac balance sheets present fairly, as of their respective dates, the financial condition of Am-Pac. Am-Pac did not have as of the date of any such Am-Pac balance sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto. All assets reflected therein are properly reported and present fairly the value of the assets of Am-Pac, in accordance with generally accepted accounting principles, consistently applied. The statements of operations, stockholders' equity and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles.

     (c) Am-Pac has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

     (d) Am-Pac has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. None of such federal income tax returns have been examined by the Internal Revenue Service. Each of such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

     (e) Am-Pac's books and records, are in all material aspects complete, correct and have been maintained in accordance with good business and accounting practices.

     3.05 - Information.  The  information  concerning  Am-Pac set forth in this


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Agreement  and the Am-Pac  Schedules  are  complete and accurate in all material respects and do not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     3.06 - Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Am-Pac, except options, warrants, calls or commitments, if any, to which Am-Pac is not a party and by which it is not bound; or the obligations described herein.

     3.07 - Title and Related Matters. Am-Pac has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in Am-Pac's most recent balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; or
(c) as described in the Am-Pac  Schedules.

     3.08 - Litigation and Proceedings. Am-Pac is involved as a claimant and defendant in arbitration proceedings in Cleveland Ohio regarding claims of approximately $50,000.

     3.09 - Compliance With Laws and Regulations. To the best of its knowledge, Am-Pac has complied with all applicable statutes and regulations of all federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the


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business,  operations,  properties,  assets or conditions of Am-Pac or except to the extent that noncompliance would not result in the occurrence of any material liability, and except certain filing reports with the Securities and Exchange Commission, as noted in the attached schedules.

     3.10 - Approval of Agreement. The board of directors of Am-Pac has authorized the execution and delivery of this Agreement by Am-Pac and has approved this Agreement and the transactions contemplated hereby.

     3.11 - Continuity of Business Enterprises. Am-Pac has no commitment or present intention to liquidate Tetuan or Liesa or sell or otherwise dispose of a material portion of their business or assets following the consummation of the transactions contemplated hereby.

     3.12 - Am-Pac Schedules. Am-Pac has delivered to PLC the following schedules, which are collectively referred to as the "Am-Pac Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Am-Pac to be complete, true, and accurate:

     (a) a schedule containing complete and accurate copies of the articles of incorporation of Am-Pac as in effect as of the date of this Agreement;es of

     (b) a schedule containing a complete and accurate copy of the Am-Pac or Captain Tony's quarterly report on Form 10QSB for the three month period ending September 30, 1996, including the audited and unaudited financial statements identified in section 3.04(a)

     (c) a schedule containing a copy of the Captain Tony annual report on Form 10-KSB for the fiscal year ended June 30, 1996 which complies in all


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
          material respects with the applicable requirements of the Securities Act of 1934, as amended;

     (d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed to the Exchange in the Am-Pac Schedules by Article III.;

     (e)  a  schedule   setting  forth  or  copies  of  any  pending,   executed
          acquisition or exchange agreements involving the issuance of Am-Pac stock.

     Am-Pac shall cause the Am-Pac Schedules and the instruments and data delivered to PLC; and hereunder to be updated after the date hereof up to and including the Closing Date.

     3.13 Private Placement. Am-Pac intends to issue a private placement of its securities in an amount of approximately $5,000,000. However, this intent is subject to change based upon Am-Pac's Board's ongoing analysis of Am-Pac's financial condition, and any other considerations the Board or Am-Pac's management deem relevant. The Shareholders may not rely on this representation as a commitment, promise or obligation.

            IV. CONDITIONS TO THE OBLIGATIONS OF AM-PAC AND LIMITED

     The obligations of Am-Pac and Limited hereunder shall be subject to the conditions that:

     4.01. REPRESENTATIONS. All representations and warranties of the Shareholders and/or PLC shall be true and materially correct as of the date made and as of the Closing Date, and all the terms and conditions of this Agreement to be performed and complied with by the Shareholders on or prior to the Closing Date shall have been performed and complied by the Closing Date;

     4.02. CHANGES. Subject to the matters disclosed in the Disclosure Letter, there shall have been no substantial adverse changes in the conditions, financial, business or otherwise of either PLC or any subsidiary or any member of the PLC Group from January 1, 1996, to the Closing Date, and between such


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
dates the business and assets of PLC or any member of the PLC group shall not have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination or workmen, environmental concerns, taking over of any such assets by any governmental authorities, riot, activities or armed forces, or acts of God or of the public enemies.

     4.03. Legal Opinions. Am-Pac and Limited shall have received the opinion of Messrs. Downs, legal counsel for PLC, and legal counsel for the other members of the PLC Group to the effect that (a) PLC and its subsidiaries are duly organized and validly existing under the laws of the jurisdiction of their incorporation and have the power and authority to own their properties and to carry on their respective business wherever the same may be located and operated as of the Closing Date, (b) the Agreement has been duly executed, and when delivered by the Shareholders is enforceable in accordance with its terms, subject to the general principles of equity and the valid exercise of police power; (c) the exchange of shares made the subject of this Agreement and Limited's acquisition of PLC shares, will not violate any securities laws of any country or state which may have jurisdiction over the parties of this Agreement; (d) the exchange of the stock herein contemplated does not require the registration of the PLC Ordinary Shares pursuant to any law dealing with the issuance, sale, transfer, and/or exchange of corporate securities, of any country or state which has jurisdiction over the parties of this Agreement.

              V. CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS.

     The obligations of the Shareholders hereunder are subject to the conditions that:

     5.01.  Representations.  All  representations  or  warranties of Am-Pac and

Limited shall be true and correct as of the date made and as of the Closing Date, and all the terms and conditions of this Agreement to be performed and complied with by Am-Pac and/or Limited on or prior to the Closing Date shall have been performed and complied by the Closing Date;

     5.02. Changes. Except as otherwise disclosed herein, there shall have been no substantial adverse changes in the conditions, financial, business or otherwise of either Am-Pac or Limited from September 30, 1996, to the Closing Date, and between such dates the business and assets of Am-Pac and Limited shall not have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of workmen, environmental concerns, taking over of any such assets by any governmental authorities, riot, activities or armed forces, or acts of God or of the public enemies.

     5.03. Legal Opinion. The Shareholders shall have received the opinion of Vanderkam and Sanders, counsel for Am-Pac and Limited, to the effect that (a) Am-Pac and Limited are corporations duly organized and validly existing under the laws of their respective jurisdiction, and each has the power to own and operate its properties wherever the same shall be located as of the Closing Date; (b) the execution, delivery and performance of Am-Pac and Limited has been duly authorized by all necessary corporate action and such constitutes a legal, valid and binding obligation of Am-Pac and Limited and is enforceable in accordance with its terms; (c) the stock to be delivered to the Shareholders pursuant to the terms of this Agreement has been validly issued, is fully paid and nonassessable; and (d) the exchange of the stock herein contemplated does not require the registration of the Am-Pac's Common Stock pursuant to any Federal law dealing with the issuance, sale, transfer, and/or exchange of corporate securities.

                                   VI. CLOSING

     6.01. Closing Date. The closing shall take place at 10:00 A.M. Central Standard Time, on December 20, 1996, at the offices of Am-Pac International, Inc. in Orlando, Florida, or at such other time and place as the parties hereto shall agree upon.

     6.02. Actions at Closing. At the closing, Am-Pac, Limited and the Shareholders of PLC will each deliver, or cause to be delivered to the other, the securities to be exchanged in accordance with Section 1 of this Agreement and each party shall pay its own Federal, State or other governmental or jurisdictional taxes required to be paid in connection with the issuance, delivery and receipt of such. Am-Pac shall issue the shares in accordance with
Section 1, to each shareholder listed in Exhibit 8, in the number set forth opposite his or her name. In addition, the following transactions will take place.

     (a)  Am-Pac and Limited will deliver to the Shareholders:

          (i) Duly certified copies of all corporate resolutions and other corporate proceedings taken by Am-Pac and Limited to authorize the execution, delivery and performance of this Agreement.

          (ii) The opinion of Vanderkam and Sanders, counsel for Am-Pac and Limited, as provided in Article V of this Agreement.

          (iii) A Certificate executed by principal officers of Am-Pac and Limited attesting to the fact that all of the representations and warranties of Am-Pac and Limited, respectively, are true and correct as of the Closing Date, and that all of the conditions to the obligations of the Shareholders to be performed by Am-Pac and Limited, respectively have been performed as of the Closing Date.

          (iv) A Certificate of Incumbency and Signatures of the officers of Am-Pac and Limited dated as of the date of this Agreement.

          (v) Stock certificates in an aggregate amount of 2,500,000 of Am-Pac common stock, $.001 par value and stock Certificates in an aggregate amount of 15,528 shares of Class A Convertible Preferred Stock, as set forth in
     Article I.

          (vi) A Stand Still agreement in accordance with Article IX

     (b) The  Shareholders  will  deliver to Am-Pac and Limited:

          (i) The opinions of Downs counsel for the Shareholders, and the opinion of other counsel for the Members of the PLC Group , as provided for in Article IV hereof.

          (ii) A Certificate of corporate good standing from the jurisdiction of incorporation as a recent date for PLC and each subsidiary and each member of the PLC Group;

          (iii) A certificate of the Shareholders signed by their representative that each of the representations and warranties of the Shareholders are true and correct as of the Closing Date, subject to the matters contained in the disclosure letter; and that all of the conditions to the obligations of both Am-Pac and Limited to be performed by the Shareholders have been performed as of the Closing Date;

          (iv) All of the issued common share certificates of PLC, duly endorsed to Limited.

                      VII. COMPLIANCE WITH SECURITIES LAWS

     7.01. Shareholder representations. Each shareholder agrees not to transfer the shares of Am-Pac to be delivered to them pursuant to this Agreement for a period of one year from the actual closing date. Each shareholder acknowledges that the shares of Am-Pac to be delivered to each shareholder pursuant to this Agreement have not been registered under the Securities Act of 1933 as amended, referred to in this Agreement as the "Securities Act," or the laws of any other jurisdiction, and that therefore the stock is not fully transferable except as permitted under various exemptions, if any contained in the act and the rules of the Securities and Exchange Commission interpreting the act. The provisions contained in this paragraph are intended to ensure compliance with the Securities Act. The shareholders represent and warrant that their acquisition of Am-Pac shares does not and will not violate the laws of any country or state which has or may have jurisdiction over this Agreement. Under US law, Am-Pac Common Stock cannot be sold or transferred by the shareholder unless they are subsequently registered under applicable law or an exemption from registration is available. Am-Pac is not required to register or assist in the registration of the Am-Pac Common Stock or to make any exemption from registration available. Each Shareholder represents and warrants to Am-Pac that:

        (a) the Shareholder is acquiring the shares of Am-Pac common stock under this Agreement for the Shareholder's own account for investment, and not for the purpose of resale or any other distribution of such shares;

        (b) the Shareholder has no present intention of disposing of all or any part of such shares at any particular time, for any particular price or on the happening of any particular circumstances;

        (c) the Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of an investment in Am-Pac;

        (d) the Shareholder acknowledges that Am-Pac is relying on the truth and accuracy of these warranties and representations in issuing the shares without first registering the shares under the Securities Act;

        (e) none of the shares of Am-Pac capital stock to be issued to the shareholder pursuant to this Agreement, will be offered, sold, assigned, pledged, transferred, or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Securities and Exchange Commission under the Securities Act;

        (f) the Shareholder agrees not to sell or otherwise dispose of any of the shares of Am-Pac's common stock received pursuant to this Agreement unless the shareholder: (i) has delivered to Am-Pac a written legal opinion in form and substance satisfactory to counsel for Am-Pac to the effect that the disposition is permissible under the terms of the Securities Act and regulations interpreting the act; (ii) has complied with the registration and prospectus requirements of the Securities Act relating to such disposition; or (iii) has presented Am-Pac satisfactory evidence that such a disposition is exempt from registration under the act;

        (g) the Shareholder understands and agrees that Am-Pac shall place a stop transfer order against transfers of shares until one of the conditions set forth in this paragraph have been met; and

        (h) the certificates evidencing the shares that the shareholder will receive under this Agreement will contain the following legend:

               THE  SECURITIES  EVIDENCED  BY THIS  CERTIFICATE  HAVE  NOT  BEEN
        REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN TAKEN FOR INVESTMENT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED IS IN EFFECT FOR THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS IN FACT APPLICABLE TO SUCH OFFER OR SALE, AND SUCH EXEMPTION IS EVIDENCED BY AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER.

                    VIII. ACCESS TO THE PROPERTIES AND BOOKS

     The Shareholders hereby grant to both Am-Pac and Limited and their duly authorized representatives and during normal business hours between the date hereof and the Closing Date, the right of full and complete access to the properties of PLC, and each member of the PLC Group, and full opportunity to examine such entities' books and records. A similar access to Am-Pac and Limited's properties, books and records in likewise granted to the Shareholders, and their duly authorized representatives.

                           IX. OFFICERS AND DIRECTORS

     9.01 Directors. At Closing, all current directors of PLC, Tetuan and Liesa, with the exception of Malcolm Wright, shall resign by tendering written resignations in accordance with the terms of a separate Stand Still agreement, which the parties agree to execute at closing. The Stand Still agreement shall provide for Am-Pac or Limited's control of PLC, Tetuan and Liesa's boards upon Am-Pac's redemption of $5,500,000 worth of the Shareholder's common shares of Am-Pac.

     9.02. Management Agreement. Limited agrees to negotiate in good faith with Malcolm Wright to provided management and marketing services to Liesa and Tetuan for $35,000 annually.

                             X. CONFIDENTIAL MATTERS

     Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, as such other party, and shall not use such disclosure data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such disclosure data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, workpapers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

                     XI. COSTS, DAMAGES AND ATTORNEY'S FEES

     11.01 Costs Each party hereto shall pay its own expenses and costs incident to the preparation of this Agreement and to the consummation of the transaction contemplated herein.

     11.02 Attorneys fees. In the event that any party institutes any action or suit or proceedings to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment or decision rendered therein.

     11.03 Damages. In the event that any shareholder representation made in this Agreement or Exhibit hereto, is proven to be a mistake which results in damages to Am-Pac or Limited, then the parties agree that each individual shareholder's liability shall be limited to the value of each shareholder's Exchanged Am-Pac Stock at the time of exchange. In the event that a shareholder has transferred his or her respective Exchanged Am-Pac Stock, then that shareholder's liability shall be limited to (i) the market price of such shareholder's Exchanged Am-Pac Stock; or (ii) the amount of proceeds which such shareholder received from such transfer of Exchanged Am-Pac Stock whichever is less. For purposes of this Article, Market Price shall mean the average of the closing bid and ask prices of the Am-Pac common stock for the five consecutive trading days immediately preceding the date that Am-Pac or Limited gives notice of its claim hereunder. In the event that Am-Pac or Limited seek damages in accordance herewith, each shall give the Shareholders written notice, and 30 days to cure such claim. In the event that a shareholder pays any claim brought by Am-Pac or Limited then Am-Pac or Limited shall assign any of its respective, corresponding claim to such shareholder. Should Am-Pac or Limited subsequently receive payment towards a claim already paid in full by a shareholder pursuant to the terms hereof, then Am-Pac and/or Limited agree to reimburse shareholder for such amount, paid, and subsequently received. Furthermore, Am-Pac and Limited agree that they will not seek to recover damages from the Shareholders pursuant to this section 11.03 until Am-Pac and/or Limited shall have accumulated an aggregate amount of $25,000 worth of such claims (each of which shall be in a minimum amount of $2,500.)

                               XII. MISCELLANEOUS

     12.01. Choice of Law. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Florida.

     12.02. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other.

     12.03. Headings. All paragraph headings herein are inserted for the parties convenience in identifying the provisions of this Agreement, and shall not effect the construction or interpretation of the provisions of this Agreement.

     12.04. Entire Agreement. This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein, and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

     12.05. Binding Successors. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of all parties.

     12.06. Notices. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

     If to Shareholders:     Downs
                             156 High Street
                             Dorking, Surred, England  RHH 1BQ

        If to Am-Pac:        Thomas Tedrow
        or Limited:          431 East Central Blvd., Suite 900
                             Orlando, Florida  32801

        with copies to:      Messrs. Vanderkam & Sanders
                             440 Louisiana, Suite 475
                             Houston, Texas  77002

     12.07.   Signatures.   For  purposes  of  this  Agreement  only,  facsimile
signatures shall be considered original signatures.

     12.08. Multiple Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                           AM-PAC, INTERNATIONAL, INC

                           /s/ Thomas Tedrow
                           ---------------------------
                           Thomas Tedrow, President


                           LEISURESHARE INTERNATIONAL LIMITED

                           /s/ Thomas Tedrow
                           ---------------------------
                           Thomas Tedrow, President


                           SHAREHOLDERS OF PLC

                           /s/ Malcolm Wright
                           --------------------------
                           Malcolm Wright, representative

SHAREHOLDERS OF PLC


/s/ illegible                               /s/ illegible
-------------------                         ----------------------------------
Malcolm Wright                              Witness; By: /s/ illegible
                                                        ----------------------

/s/ illegible                               /s/ illegible
-------------------                         ----------------------------------
Peter Michael Webb                          Witness: By: /s/ illegible
                                                        ----------------------

-------------------                         ----------------------------------
David Jobbins                               Witness; By:
                                                        ----------------------

-------------------                         ----------------------------------
Rosemary Jobbins                            Witness; By:
                                                        ----------------------

/s/ illegible                               /s/ illegible
-------------------                         ----------------------------------
Virginia Webb                               Witness; By: /s/ illegible
                                                        ----------------------

/s/ illegible                               /s/ Francisca Poch
-------------------                         ----------------------------------
Tony Woodward                               Witness; By: /s/ Francisca Poch
                                                        ----------------------

/s/ Hazel Adams                             /s/ illegible
-------------------                         ----------------------------------
Hazel Adams                                 Witness; By: /s/ illegible
                                                        ----------------------

Samantha Wright

/s/ illegible
-------------------------                   /s/ illegible
By: Malcolm Wright                          ----------------------------------
Guardian and Legal Custodian                Witness; By:
                                                        ----------------------

/s/ illegible                               /s/ illegible
--------------------------                  ----------------------------------
Thomas Albert Lee, Successor in             Witness; By:
 interest to Rossignol Corp., Inc.                      ----------------------

Webb Hop Warehousing Limited

/s/ illegible                               /s/ illegible
--------------------------                  ----------------------------------
By: /s/ illegible                           Witness; By: /s/ illegible
Title: illegible                                        ----------------------
      --------------------

SHAREHOLDERS OF PLC continued Signed for and on Behalf of:

Roger Maddock, Personally    /s/ illegible
                             -------------------------

Arvimex, Inc.                /s/ illegible
                             -------------------------
By:                          R. Maddock
Title:                       President

Cap Ferat NV:                /s/ illegible
By:                          R. Maddock
Title:                       Chairman

Life & Pensions (Jersey) Ltd /s/ illegible
                             -------------------------
By:                          R. Maddock
Title:                       Chairman

Worthy Securities, Ltd.      /s/ illegible
                             -------------------------
By:                          R. Maddock
Title:                       Chairman

Worthy Trust Company Ltd:    /s/ illegible
                             -------------------------
By:                          R. Maddock
Title:                       Chairman

State of FLORIDA         }
                         }
County of ORANGE         }

     On December 21, 1996, before me the undersigned authority personally appeared Malcolm Wright who, after being sworn, on oath did state that he was the duly authorized representative for all of the shareholders attached and incorporated herein; and that he was executing this Agreement upon such authority, and individually as a Shareholder, for the considerations therein stated.
                                    /s/ Cheryl L. Piper
                                    --------------------------
                                    Notary Public
                                    Commission #CC452632
                                    Expires April 13, 1999


STATE OF FLORIDA         }
                         }
COUNTY OF ORANGE         }

     On December 21, 1996 personally appeared before me, a Notary Public, Thomas Tedrow, who acknowledged that he executed the above document, and that he is the President of Am-Pac International and duly authorized to execute this document on its behalf.

                                    /s/ Cheryl L. Piper
                                    ----------------------------------
                                    Notary Public
                                    Commission #CC452632
                                    Expires April 13, 1999


STATE OF FLORIDA         }
                         }
COUNTY OF ORANGE         }

     On December 21, 1996 personally appeared before me, a Notary Public, Thomas Tedrow, who acknowledged that he executed the above document, and that he is the President of Leisureshare International, Limited and duly authorized to execute this document on its behalf.

                                     /s/ Cheryl L. Piper
                                     ---------------------------------
                                     Notary Public
                                     Commission #CC452632
                                     Expires April 13, 1999